UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): September 23, 2004

US LEC CORP.

(Exact name of registrant as specified in its charter)

Delaware

(State or other jurisdiction of incorporation)

0-24061	56-2065535
(Commission File Number)	(IRS Employer Identification No.)

Morrocroft III, 6801 Morrison Boulevard, Charlotte, North Carolina	28212
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code: (704) 319-1000

N/A

(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01. Entry into a Material Definitive Agreement.

On September 23, 2004, US LEC Corp. entered into a Purchase Agreement to issue and sell in a private placement $150 million of Second Priority Senior Secured Floating Rate Notes due 2009 to Deutsche Bank Securities Inc. and Libertas Partners, LLC at a price equal to 97% of the principal amount of the notes for resale by them to investors at 99.5% of the principal amount. The Purchase Agreement contains customary representations and warranties and indemnification provisions. US LEC will use the net proceeds from the offering to repay its senior credit facility and senior subordinated notes, and for working capital purposes. The senior credit facility will be terminated following repayment of the outstanding indebtedness.

The notes will be guaranteed by all of US LEC’s subsidiaries and will be secured on a second priority basis by substantially all of US LEC’s and its subsidiaries’ assets. The notes will bear interest at a rate equal to the six-month LIBOR plus 8.5% per annum, with the interest rate being reset semi-annually. US LEC may redeem the notes at redemption prices of 105.5%, 103.5% and 100.0% of the principal amount during the 12-month period beginning on October 1 of the years 2006, 2007 and 2008 and thereafter respectively. The sale of the notes pursuant to the Purchase Agreement is expected to close on September 30, 2004.

The notes are being offered by means of a private placement to qualified institutional buyers pursuant to Rule 144A, or in offshore transactions pursuant to Regulation S, promulgated under the Securities Act of 1933, as amended (the “Act”). The notes have not been registered under the Act, or applicable state securities laws, and may not be offered or sold in the United States absent registration under the Act and applicable state securities laws or applicable exemptions from these registration requirements.

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SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

US LEC CORP.

By:	/s/ Michael K. Robinson
Michael K. Robinson
Chief Financial Officer and Executive Vice President

Dated: September 29, 2004

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